EXHIBIT 3.3

CERTIFICATE OF FORMATION
OF
C/R GAS STORAGE US, LLC

This Certificate of Formation, dated February 27, 2006, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company under the Act.

1.             Name.  The name of the limited liability company is C/R Gas Storage US, LLC

2.             Registered Office; Registered Agent.  The address of the registered office required to be maintained by Section 18-104 of the Act is:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE  19808-1645

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE  19808-1645

EXECUTED, as of the date written first above.

C/R GAS STORAGE US, LLC

By:	/s/ Andrew W. Ward
Andrew W. Ward
Authorized Person